Banc of America Securities was the affiliated member of the underwriting syndicate in all these issues.

Fund Series	                       Fund

Columbia Funds Series Trust 1	Columbia Core Bond Fund

Fund	                              Security

Columbia Core Bond Fund	   Anadarko Petroleum Corp 6.45% 09/15/36

Fund	                      Trade Date     Quantity	Price

Columbia Core Bond Fund	      9/14/2006	     "545,000"	99.5280

Fund	                          Amount     Broker Bought From

Columbia Core Bond Fund 	"542,428"	Credit Suisse